Fushi Copperweld Announces 2011 Third Quarter Results

BEIJING, November 3, 2011 /PRNewswire-Asia-FirstCall/ -- Fushi Copperweld, Inc. (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced financial results for the third quarter ended September 30, 2011.

Third Quarter Highlights
•	Net income of $8.9 million, or $0.23 per diluted share, compared to $12.9 million, or $0.34 per diluted share, in the third quarter of 2010;
•	Revenues of $74.3 million, up 11.7% from $66.5 million in the third quarter of 2010;
•	Net cash generated from operations of $19.9 million, compared to $20.1 million net cash generated from operations in the third quarter of 2010;
•	Established operational hub in continental Europe; and
•	Cash position at quarter end remains strong at $163.6 million.

Revenues for the third quarter of 2011 increased 11.7% to $74.3 million, up from $66.5 million in the prior year quarter, primarily driven by higher average selling prices.

Gross profit in the third quarter was $19.9 million compared to $19.7 million a year ago. Gross margin decreased to 26.8% from 29.6% in the prior year period.  Gross margin for the Company’s Dalian cladding facility was 33.5% compared to 36.1% in the prior year period, while gross margin for the Company's Fayetteville, TN facility was 6.0% in the third quarter of 2011, compared to 12.5% in the third quarter of 2010.  Gross margin in the period was impacted by higher raw material prices and lower fixed price absorption as a result of a decline in sales volumes. The Company’s results for the third quarter of 2011 also reflect the impact of continued supply constraints for its CCS clad lines in Dalian.

Operating expenses in the third quarter of 2011 increased to $6.2 million, compared to $4.6 million in the prior year's quarter, primarily as a result of the Company’s continued investment in its international growth strategy, increased expenses including higher audit and professional service fees, and advisor fees related to the ongoing privatization proposal. On a percentage basis, operating expenses increased to 8.3% of revenues from 6.9% in the third quarter of 2010.

Other expense increased to $0.8 million during the 2011 third quarter from $0.2 million in the year ago period.  The increase in other expense is primarily related to the impact of fluctuations in foreign exchange rates on the revaluation of receivables denominated in USD to RMB, which increased other expense by $0.6 million, or $0.02 per diluted share after-tax.

The Company’s effective income tax rate for the third quarter of 2011 was 31.6% compared with an effective income tax rate of 13.8% in the year ago period. The higher tax rate is primarily due to the change in income tax rate from 12.5% in 2010 to 25.0% in 2011 for the Company's subsidiary, Fushi International (Dalian) Bimetallic Cable Co. Ltd., as a result of the expiration of the subsidiary’s tax holiday. The Company expects its effective income tax rate for the 2011 full-year to be approximately 31.0%.

Net income for the third quarter was $8.9 million, or $0.23 per diluted share, compared to net income of $12.9 million, or $0.34 per diluted share, in the third quarter of 2010.

Fully diluted share count increased 0.8% in the third quarter of 2011 to 38.3 million from 38.0 million a year ago.

During the three months ended September 30, 2011, the Company generated net cash from operations of $19.9 million, compared $20.1 million net cash generated from operations in the comparable period in 2010. In the nine months ended September 30, 2011, net cash generated from operations was $40.7 million, compared to $23.2 million in the year ago period.

As of September 30, 2011, the Company’s cash position was $163.6 million, an increase of 33.0% from $123.0 million as of December 31, 2010. Accounts receivable at September 30, 2011 were $73.9 million, compared to $65.8 million at December 31, 2010. Long-term debt was $5.2 million as of September 30, 2011, compared to $5.7 million at December 31, 2010.

As previously announced, during the quarter the Company entered an agreement with the receivers of Leaf Business Holdings Belgium regarding the lease with an option to purchase a 45,000 square-meter copper tubing manufacturing and distribution center that establishes an operational hub for Fushi Copperweld in continental Europe.  The Company will begin stocking the facility with copper-clad aluminum and copper-clad steel product for sale in continental Europe in the 2011 fourth quarter, and expects initial sales to commence in the first quarter of 2012.

The Company continues to expect this transaction to be dilutive to 2011 earnings by approximately $815,000, or approximately $0.02 per share, and to become slightly accretive in 2012.

Joe Longever, co-Chief Executive Officer of Fushi Copperweld, commented, “While we began the quarter with strong sales momentum across most of the markets we serve, the volatility in commodity prices in the latter part of the quarter and the uncertain economic environment reduced order rates, particularly in the U.S. market.  In addition, the planned ramp-up of production on our CCS line at Dalian continues to be delayed by supply constraints, and we remain focused on finding a solution to this issue.  Despite these challenges, CCA volumes in China were in line with our expectations and we continued to generate strong cash flows and make strategic investments that will benefit Fushi Copperweld over the long-term.  A primary example is our recent expansion into Belgium, which enhances our access to the European market.”

Mr. Longever continued, “As we enter the fourth quarter, market conditions remain challenging and current economic trends are difficult to predict. Global economic uncertainty continues to affect our customers’ purchasing decisions, with many deciding to either postpone their purchases or purchase in smaller allotments, and progress in addressing our CCS production issue remains slower than anticipated.  Despite these factors, we continue to see opportunities for our copper-clad products in the marketplace and remain committed to investing in our global sales, marketing, and new business initiatives to ensure we are well positioned to leverage a recovery of demand.”

Outlook
Based on third quarter performance, current business trends and the expected dilution related to the Company’s new facility in Belgium as described above, Fushi Copperweld has revised its annual guidance for fully diluted earnings per share to a range of $0.88 to $0.98. This guidance is based on an estimated weighted average diluted share count of 38.4 million shares, and an effective income tax rate of 31.0%.

Conference Call
The Company will conduct a conference call to discuss the third quarter 2011 results today, Thursday, November 3, 2011, at 8:30 am ET. To participate, the conference call may be directly accessed from the U.S. and Canada at 1-866-225-2055 and accessed internationally at 1-416-340-8410. A live webcast of the conference call will also be available at www.fushicopperweld.com on the Investor Relations section. A replay of the call will be available atwww.fushicopperweld.com.

About Fushi Copperweld
Fushi Copperweld Inc., through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co. Ltd., and Copperweld Bimetallics LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products for electrical, telecommunications, transportation, utilities and industrial applications. With extensive design and production capabilities, and a long-standing dedication to customer service, Fushi Copperweld is the preferred choice for bimetallic products worldwide.

Safe Harbor Statement
This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact:

Investors
JolinQiao/Investor Relations Officer — Fushi Copperweld Inc.
Phone +1.931.433.0482 — E-mail: IR@fushicopperweld.com
Web:  www.fushicopperweld.com

	September 30,	December 31,
	2011	2010
	USD	USD
ASSETS
Current assets:
Cash	163,624,276	123,000,338
Accounts receivable, net of allowance for doubtful accounts	73,913,870	65,765,722
Inventories	18,899,317	16,143,922
Advances to suppliers	8,586,217	15,022,976
Prepaid expenses and other current assets	1,042,982	743,206
Total current assets	266,066,662	220,676,164

Property, plant and equipment, net	119,064,234	124,177,512
Intangible assets, net	468,518	577,587
Land use rights, net	13,246,167	13,089,733
Deposits for land use rights	9,957,883	9,623,181
Goodwill	1,788,231	1,669,789
Other non-current assets	518,477	443,397
Total assets	411,110,172	370,257,363
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term bank loan	650,000	650,000
Accounts payable	5,361,105	3,241,428
Accrued expenses and other current liabilities	14,128,367	15,542,111
Total current liabilities	20,139,472	19,433,539
Long-term bank loan	5,200,000	5,687,500
Deferred income tax liabilities	673,470	669,540
Other non-current liabilities	-	65,057
Total liabilities	26,012,942	25,855,636

Shareholders’ equity:
Common stock, $0.006 par value, 100,000,000 shares authorized; 38,204,138 and 38,099,138 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	229,226	228,596
Additional paid-in capital	169,028,404	167,596,792
Retained earnings	166,871,835	140,462,840
Accumulated other comprehensive income	48,967,765	36,113,499
Total shareholders’ equity	385,097,230	344,401,727
Commitments and contingencies	-	-
Total liabilities and shareholders’ equity	411,110,172	370,257,363

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2011	2010	2011	2010
	USD	USD	USD	USD

Revenues	74,279,340	66,507,433	219,158,766	195,062,641
Cost of revenues	54,353,890	46,842,955	161,047,950	137,986,750
Gross profit	19,925,450	19,664,478	58,110,816	57,075,891

Selling expenses	1,127,259	1,457,154	3,519,065	4,074,280
General and administrative expenses	5,061,337	3,117,062	15,035,656	10,923,878
Total operating expenses	6,188,596	4,574,216	18,554,721	14,998,158

Income from operations	13,736,854	15,090,262	39,556,095	42,077,733

Interest income	222,852	200,295	663,776	590,236
Interest expense	(116,378)	(120,176)	(340,282)	(697,367)
Gain on cross-currency interest swap derivative	-	-	-	128,861
Loss on extinguishment of HY notes	-	-	-	(2,395,778)
Other expense, net	(757,407)	(176,001)	(1,677,122)	(194,445)
Total other expense, net	(650,933)	(95,882)	(1,353,628)	(2,568,493)

Income before income taxes	13,085,921	14,994,380	38,202,467	39,509,240
Income tax expense	4,137,255	2,072,009	11,793,472	5,197,187

Net income	8,948,666	12,922,371	26,408,995	34,312,053

Other comprehensive income:
Foreign currency translation adjustment, net of nil income taxes	5,322,885	4,433,165	12,854,266	6,198,740

Comprehensive income	14,271,551	17,355,536	39,263,261	40,510,793

Earnings per share:
Basic	0.23	0.34	0.69	0.94
Diluted	0.23	0.34	0.69	0.93

	Nine-Month Period Ended September 30,
	2011	2010
	USD	USD
Cash flows from operating activities:
Net cash provided by operating activities	40,676,212	23,215,333

Cash flows from investing activities:
Payment for acquisitions of Jinchuan and Hongtai	-	(6,375,000)
Cash acquired from acquisitions of Jinchuan and Hongtai	-	901,442
Purchases of property and equipment	(1,160,718)	(1,869,029)
Net cash used in investing activities	(1,160,718)	(7,342,587)

Cash flows from financing activities:
Proceeds from interest-free loans provided by Mr. Li Fu	-	15,000,000
Payment for acquisition of Jinchuan	(4,819,107)	-
Repayment of revolving line of credit	-	(4,033,783)
Proceeds from long-term bank loans	-	6,500,000
Repayment of long-term bank loans	(487,500)	-
Repayment of notes payable	-	(35,600,000)
Proceeds from issuance of common stock	-	59,800,050
Proceeds from exercise of warrants and stock options	628,495	1,207,824
Transaction costs paid in connection with issuance of common stock	-	(3,438,550)
Net cash (used in) provided by financing activities	(4,678,112)	39,435,541

Effect of foreign currency exchange rate changes on cash	5,786,556	1,960,862
Net increase in cash	40,623,938	57,269,149

Cash at beginning of period	123,000,338	60,597,849
Cash at end of period	163,624,276	117,866,998

Supplemental disclosure of cash flow information:
Interest paid	340,282	1,425,833
Income taxes paid	7,665,233	6,161,271
Non-cash investing and financing activities
Accrual for the acquisition of Jinchuan	-	4,819,107
Issuance of common stock in connection with the acquisition of Hongtai	-	2,600,000
Payable for purchase of property and equipment	554,538	314,294